                                                                    Exhibit 3.3

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                             CALWEST VENTURES, INC.

We, the undersigned President and Secretary of Calwest Ventures, Inc. do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened and held on June 22, 2001, adopted a resolution to amend the Articles of Incorporation as follows:

         Article II is hereby amended to read as follows:

         Section 1. AUTHORIZED SHARES. The total number of shares of common stock which this Corporation is authorized to issue is 100,000,000 shares of Common Stock at $.001 par value per share.

         (a) The total number of shares of Common Stock which this Corporation is authorized to issue is 100,000,000 shares at $.001 par value per share.

         (b) The total number of shares of Preferred Stock which this Corporation is authorized to issue is 10,000,000 shares at $.001 par value per share, which Preferred Stock may contain special preferences as determined by the Board of Directors of the Corporation, including, but not limited to, the bearing of interest and convertibility into shares of Common Stock of the Corporation.

         (c) The outstanding common stock shall be forward split 5 for 1 such that the 5,998,000 shares common stock currently outstanding will be split 5 for 1 and become 29,990,000 shares of common stock outstanding.

This amendment was also approved by a majority of the shareholders of the Corporation by a written consent in lieu of a special meeting. The number of shares outstanding and entitled to vote on the share authorization amendment to the Articles of Incorporation is 5,909,998; said change and amendment have been consented to by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                    /s/ Lala Cartledge
                                    ----------------------------------
                                    Lala Cartledge, President


                                    /s/ Lala Cartledge
                                    ----------------------------------
                                    Lala Cartledge, Secretary